EXHIBIT 12
                               DUKE POWER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                           YEAR ENDED DECEMBER 31
                                                      1993           1992           1991           1990           1989
Earnings Before Income Taxes....................   $1,037,096     $  811,401     $  879,766     $  790,546     $  867,641
Fixed Charges...................................      281,821        327,308        308,862        297,116        266,497
    Total.......................................   $1,318,917     $1,138,709     $1,188,628     $1,087,662     $1,134,138
Fixed Charges
  Interest on long-term debt....................      243,047        257,149        269,419        255,334        232,510
  Other interest................................       18,098         47,972         22,780         24,306         18,203
  Amortization of debt discount, premium and
    expense.....................................       13,300          8,497          5,242          4,998          4,677
  Interest component of rentals.................        7,376         13,690         11,421         12,478         11,107
    Fixed Charges...............................   $  281,821     $  327,308     $  308,862     $  297,116     $  266,497
  Ratio of Earnings to Fixed Charges............         4.68           3.48           3.85           3.66           4.26

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